Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 27th day of February 2023 (the “Effective Date”), by and between Steve Nave, a Minnesota resident (“Employee”), and Funko, Inc., a Delaware corporation (any of its affiliates as may employ the Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Company desires to enter into this Agreement with Employee, pursuant to which the Company will employ Employee on the terms and conditions set forth in this Agreement, and Employee desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment. The Company agrees to employ Employee on the terms and conditions set forth in this Agreement, and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement.

2.Term. Unless earlier terminated pursuant to the terms of Section 7 hereof, subject to Employee’s delivery of documentation sufficient to satisfy the requirements of the Immigration Reform and Control Act of 1986, Employee shall be employed by the Company for the period commencing as of the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”), subject to automatic renewal periods for up to two additional one (1)- year periods, unless either party provides the other party with ninety (90) days’ advance written notice prior to the end of the Initial Term or any such renewal period, as applicable, of such party’s intent not to renew (the Initial Term and any such renewal period, the “Term”).

3.Position and Duties.

3.01Title. During the Term, Employee agrees to serve as the Company’s Chief Financial Officer and Chief Operating Officer.

3.02Location; Duties. During the Term, Employee’s primary workplace shall be the Executive’s home or home office in Minnesota, except for usual and customary travel on the Company’s business. During the Term, Employee agrees to serve the Company, and Employee will faithfully and to the best of his ability discharge the duties associated with his position and will devote substantially all of his time during business hours for the Company and to the business and affairs of the Company, its direct and indirect subsidiaries and its affiliates. Employee hereby confirms that during the Term, he will not render or perform services for any other corporation, firm, entity or person. Employee recognizes that he will be required to travel to perform certain of his duties. Employee shall report to, and be subject to the direction of, the Company’s Chief Executive Officer, or if determined by the Board of Directors (the “Board”), the Board.

Notwithstanding the foregoing, Employee shall be permitted to continue to serve on the board of directors or advisory boards of the companies/organizations as set forth on Exhibit A, and to participate in, and be involved with, such community, educational, charitable, professional, and religious organizations so long as such participation does not, in the judgment of the Board interfere with the performance of or create a potential conflict with Employee’s duties hereunder.

4.Compensation.

4.01Base Salary. During the Term, the Company shall pay to Employee a base annual salary of seven hundred fifty thousand dollars ($750,000) (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02Annual Bonus. During the Term, Employee shall be eligible to receive a bonus pursuant to an annual performance based incentive compensation program to be established by the Board, with Employee’s annual target to be no less than 75% of Employee’s then Base Salary (pro-rated for any partial bonus years ending during the Term); provided, however, that the Company reserves the right to establish a lesser target if done in good faith and as a result of Company’s legitimate business needs. Notwithstanding the preceding sentence, Employee’s bonus, if any, may be below (including zero), at, or above, the annual target based upon the achievement of the performance objectives, as determined by the Company in its sole discretion, and payment of any bonus described in this Section 4.02 shall be according to the established plan and subject to Employee’s continued employment by the Company through the date the bonus is paid pursuant to the annual performance based incentive compensation program. With respect to any bonus year during the Term, the Board or a committee thereof may in its discretion establish a maximum payout level, in excess of the annual target,of up to 150% of Employee’s then Base Salary to be payable to Employee to the extent that actual performance exceeds the performance objectives.

4.03Benefits. During the Term, Employee may participate in all employee benefit plans or programs of the Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04Expenses; Contributions. During the Term, the Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05Equity Awards. Following the Effective Date, the Employee shall be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder, as determined by the Board or a committee thereof in its sole discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.

4.06Paid Time Off. During the Term, Employee shall be entitled to vacation, sick leave and holidays in accordance with the policy of the Company as to its senior executives.

4.07Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer of the Company or any of its affiliates, occurring during the course and scope of Employee’s employment with the Company to the extent required by, and pursuant to the provisions in the, Delaware law. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now.

5.Confidential Information and Proprietary Information.

5.01Confidential Information. During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its affiliates) any confidential or secret knowledge or information of the Company or any of its affiliates which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its affiliates, any customer or supplier lists of the Company or any of its affiliates, any confidential or secret development or research work of the Company or any of its affiliates, or any other confidential information or secret aspect of the business of the Company or any of its affiliates (collectively, “Confidential Information”). Employee acknowledges that (a) the Company and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its affiliates’ Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its affiliates and the Company and its affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of its affiliates would be wrongful and would cause irreparable harm to the Company and any of its affiliates. However, the foregoing shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of its affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

5.02Proprietary Information. (a) Employee agrees that the results and proceeds of Employee’s services for the Company or its affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its affiliates), and the Company or its affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.

(c)Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(d)Notwithstanding the foregoing, this Section 5.02 does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

5.03Defend Trade Secrets Act. Employee acknowledges that, pursuant to 18
U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01Non-competition. Employee agrees that, during the Term and for twelve months after the termination of Employee’s employment for any reason (provided, that, notwithstanding the foregoing, if Employee’s employment is terminated pursuant to Section 7.01(a) or (d) and Employee is receiving benefits in connection with his termination of employment under Section 7.05(b)(i), Employee agrees that, during the Term and for six months after the termination of Employee’s employment) (the “Non-Compete Period”), Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the manufacture, marketing, license, distribution and sale of licensed pop culture products; or (b) assist any person in any way to do, or attempt to do, anything prohibited by Section 6.01(a) above. Employee acknowledges (i) that the business of the Company and its affiliates is global in scope and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States and abroad.

6.02Indirect Competition. Employee further agrees that, during the Term and the Non-Compete Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular, Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.03Non-solicitation. Employee further agrees that, during the Term and for a period of two years after the termination of his employment (the “Non-Solicitation Period”), he will not, directly or indirectly, employ or hire, or assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any of its affiliates or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any of its affiliates.

6.04Non-Disparagement. Employee agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equityholders or affiliates, either orally or in writing, at any time, and the Company shall direct its directors and officers not to disparage Employee, either orally or in writing, at any time; provided that Employee, the Company and the Company’s directors and officers may confer in confidence with their respective legal representatives and make truthful statements as required by law, or by governmental, regulatory or self-regulatory investigations or as truthful testimony in connection with any litigation involving Employee and the Company or its affiliates.

6.05Enforceability. If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.

6.06Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5 and 6 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

7.Termination.

7.01Grounds for Termination. Employee’s employment with the Company shall terminate (a) by Employee for Good Reason, (b) by the Company for Cause, (c) by the

Employee without Good Reason, (d) by the Company without Cause, (e) on account of Employee’s death or Disability, or (f) by expiration or non-renewal of the Term. Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for “Cause”: (a) gross neglect or willful misconduct by Employee of Employee’s duties or Employee’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement; (b) conviction of Employee of, or Employee’s plea of no contest, plea of nolo contendere or imposition of adjudicated probation with respect to, any felony or crime involving moral turpitude or Employee’s indictment for any felony or crime involving moral turpitude; provided if Employee is terminated following such indictment but is found not guilty or the indictment is dismissed, the termination shall be deemed to be a termination without Cause; (c) Employee’s habitual unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities under this Agreement; (d) Employee’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (e) Employee’s material breach of the restrictive covenants in Sections 5 and 6 hereof or any other confidentiality, non-compete or non-solicitation covenant; provided that the Company shall provide Employee with fifteen (15) days prior written notice before any such termination in (a) or (e) (other than to the extent that (a) relates to any fraud or intentional misconduct) with an opportunity to meet with the Board and discuss or cure any such alleged violation.

7.03Good Reason Defined. Termination of Employee’s employment by Employee for any of the following reasons shall be deemed for “Good Reason”: (a) a material adverse change in Employee’s title or reporting line or material duties, authorities or responsibilities, as determined by the Board (provided, that Employee’s title, reporting line or material duties, authorities or responsibilities shall not be deemed to be materially adversely changed solely because the Company (or its successor) is no longer an independently operated public entity or becomes a subsidiary of another entity); (b) a material breach by the Company of any material provision of this Agreement; (c) a material reduction of Employee’s Base Salary or benefits or target bonus opportunity (other than such a reduction that is generally consistent with a general reduction affecting the Company’s other similarly situated executives); (d) failure by the Company to pay any portion of Employee’s earned Base Salary or bonus; or (e) the termination of Employee’s remote working arrangement of performing his services under this Agreement from his home office in Minnesota, provided that in the case of all the above events, Employee may not resign from his or her employment for Good Reason unless he provides the Company written notice within 90 days after the initial occurrence of the event and at least 60 days prior to the date of termination, and the Company has not corrected the event prior to the date of termination.

7.04Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its affiliates, and all other property, trade secrets and confidential information of the Company or any of its affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its affiliates, which in any of these cases are in his possession or under his control.

7.05Payments Upon Termination. (a) If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (i) his earned but unpaid Base Salary through the date of the termination, (ii) any accrued and unused vacation or paid time off through the date of termination, (iii) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04, and (iv) any earned but unpaid bonus pursuant to Section 4.02 for the calendar year prior to termination to the extent not yet paid when due (together, the “Accrued Compensation”).

(b) If Employee’s employment is terminated pursuant to Section 7.01(a) or (d) and provided that Employee shall have executed and delivered to the Company the a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and any period for rescission of such Release shall have expired without Employee having rescinding such Release, in addition to the Accrued Compensation, Employee shall be entitled to receive either (i) if Employee has been an employee of the Company or its affiliates for less than two years following the Effective Date but prior to the date of termination, continuation of the Base Salary for up to six (6) months from the date of termination, payable in six equal monthly installments in accordance with the Company’s regular payroll practices, and reimbursement, up to a maximum of six (6) months, of the Company-paid portion of premium payments, as if Employee had remained an active employee, for any COBRA coverage Employee elects, if any; or (ii) if Employee has been an employee of the Company or its affiliates for at least two years following the Effective Date but prior to the date of termination, an amount equal to continuation of the Base Salary for up to twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices, and reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if Employee had remained an active employee, for any COBRA coverage Employee elects, if any; and any unvested equity award, whether made before, on, or after the date of this Agreement, (1) that is subject solely to a time-based vesting condition will accelerate and vest in full and (2) that is subject to subsequent performance-based vesting conditions shall be eligible to vest and be settled based on the actual achievement of the applicable performance objective(s) as if the date of termination was the end of the applicable performance period(s) (the “Equity Acceleration”).

7.06Termination in Connection with a Change in Control. (a) Notwithstanding the foregoing, if Employee’s employment is terminated pursuant to Section 7.01(a) or (d) on or within twelve (12) months following a Change in Control, and provided that Employee shall have executed and delivered to the Company the Release and any period for rescission of such Release shall have expired without Employee having rescinded such Release, in addition to the Accrued Compensation but in lieu of any payments or benefits pursuant to Section 7.05(b), Employee shall be entitled to receive an amount equal to continuation of the Base Salary for twelve (12) months from the date of termination, payable in twelve equal monthly installments in accordance with the Company’s regular payroll practices, and reimbursement, up to a maximum of twelve (12) months, of the Company-paid portion of premium payments, as if Employee had remained an active employee, for any COBRA coverage Employee elects, if any; and the Equity Acceleration.

(b) For purposes of this Agreement, a “Change in Control” shall mean, following the Effective Date, (i) a change in ownership or control of Funko, Inc. effected through a transaction or series of transactions (other than an offering of common stock or units to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Funko, Inc., any of their respective subsidiaries1, any employee benefit plan maintained by Funko, Inc. or any of their respective subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Funko, Inc.), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Funko, Inc. possessing more than fifty percent (50%) of the total combined voting power of Funko, Inc.’s securities outstanding immediately after such acquisition;
(ii) the majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board, as applicable, prior to the date of such appointment or election; or (iii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.

7.07Termination on Account of Employee’s Death or Disability. Notwithstanding the foregoing, if Employee’s employment is terminated pursuant to Section 7.01(e), and provided that Employee or Employee’s estate or legal representative shall have executed and delivered to the Company the Release and any period for rescission of such Release shall have expired without Employee having rescinded such Release, in addition to the Accrued Compensation, Employee shall be entitled to receive the Equity Acceleration. For purposes of this Agreement, “Disability” shall mean Employee shall be unable to perform substantially his work duties by reason of a physical or mental disability or infirmity for a period of three (3) consecutive months or a period of six (6) months during any twelve (12) month period, or at such earlier time as Employee submits satisfactory medical evidence that he has a physical or mental disability or infirmity which will prevent him from returning to the performance of his work duties for six (6) months or longer; the Company may terminate Employee’s employment hereunder by sending written notice of such termination to Employee (at any time after the expiration date of such three
(3) or six (6) month period or the submission of such satisfactory medical evidence).

7.08Mitigation. The amounts set forth in Section 7.05(b) and Section 7.06(a) shall be reduced by any amount Employee receives as compensation from a subsequent employer during the severance period to the extent Employee engages in Competitive Activities during such period.

7.09Termination of Offices Held. Upon termination of his employment with the Company for any reason, Employee agrees that he shall immediately resign from any offices he holds with the Company or any of its affiliates, including any boards of directors or boards of managers.

8.Miscellaneous.

8.01Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflict of law.

8.02Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03Withholding Taxes. The Company may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived

8.06Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and
(iii) Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date, without interest.

(c)Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made on or prior to the sixtieth (60th) day immediately following Employee’s date of termination (the “Release Period”), (ii) the Company shall deliver the Release to Employee no later than seven (7) days immediately following Employee’s date of termination, (iii) if, as of the Release Expiration Date, Employee has failed to execute the Release or has timely revoked his acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) if, as of the Release Expiration Date, Employee has executed the Release and has not revoked his acceptance of the Release thereafter, any such payments that are delayed pursuant to this Section 8.06(e) shall be paid in a lump sum on the first regularly scheduled payroll date following the expiration of the Release Period, without interest. For purposes of this Section 8.06(e), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

8.07Compensation Recovery Policy. Employee acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

8.08Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.09Assignment. The Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Employee, except in accordance with the laws of descent and distribution.

8.10Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.11Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received on the date personally delivered to the respective party to whom it is directed, or five (5) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at its address below its signature. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.11.

8.12Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) and would, but for this Section 8.12, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), or not be deductible under Section 280G of the Code, then such Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments), is greater than or equal to
(ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Covered Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments). The Covered Payments shall be reduced in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.

[Signatures on following page] 13

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

FUNKO, INC.

By:    /s/ Brian Mariotti________________
Brian Mariotti
Chief Executive Officer

/s/ Steve Nave_______________________
Steve Nave

[Signature Page to the Employment Agreement]

Exhibit A

External Board Service

PetWell Clinic: Approximately 2 hours per month J3st Gaming: Approximately 2 hours per month Xpresso Delight: Approximately 1 hour per month
Rue21: Pending Appointment, but expected to be approximately 2 hours per month

Exhibit B

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the severance payments and benefits provided to me pursuant to Section 7.05, 7.06 and 7.07 (collectively, the “Severance Benefits”) of that certain Employment Agreement, dated as of [ ], by and among Funko, Inc. (“Company”) and- Steve Nave (the “Employee”) (the “Employment Agreement”), the Employee freely and voluntarily agrees to enter into and be bound by this Waiver and Release of Claims Agreement (this “Release”).

1.General Release. The Employee, on his own behalf and on behalf of his spouse, child or children (if any), heirs, personal representative, executors, administrators, successors, assigns and anyone else claiming through him (the “Releasors”), hereby releases and discharges forever Funko, Inc., and its affiliates, and each of their respective past, present or future parent, affiliated, related, and subsidiary entities and each of their respective past, present or future directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, equityholders, members, representatives, predecessors, successors and assigns, and all Persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever (whether or not relating to Employee's employment with the Company), including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Employee and the Company or any of the other Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Delaware Discrimination in Employment Act, the Delaware Persons with Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware's social media law, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, the Washington Law Against Discrimination and the Washington Leave Law, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that the Employee or any of the Releasors now possess or have a right to, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) the Employment Agreement; (b) the Employee’s employment or other relationship with any of the Released Parties or the termination thereof; and (c) the Employee’s status as a holder of securities of any of the Released Parties.

This Release includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages and attorneys’ fees. The Employee acknowledges and reaffirms Employee’s obligations under the Employment Agreement with the Company dated [ ], a signed copy of which is attached hereto as Exhibit A, including but not limited to Sections 5 and 6 thereof.

2.Covenant Not To Sue. The Employee represents and covenants that he has not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of other the Released Parties. Except to the extent that such waiver is precluded by law, the Employee further promises and agrees that he will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall the Employee participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.

3.Exclusions. Notwithstanding the foregoing, the Employee does not release his rights to receive the Severance Benefits or any right that may not be released by private agreement. In addition, this Release will not prevent the Employee from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or (ii) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Company, to, any Governmental Agency or entity, including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies; provided, however, that the Employee acknowledges and agrees that any Claim by him, or brought on his behalf, for damages in connection with such a charge or investigation filed with the Equal Employment Opportunity Commission would be and hereby is barred.

4.No Assignment. The Employee represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim that he may have against any of the Released Parties.

5.Indemnification of Released Parties. The Employee agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from: (i) any breach of this Release by him or his successors in interest; (ii) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or
(iii) any action or proceeding brought by him or his successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder. This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties.

6.Acknowledgments. The Employee acknowledges that the Company delivered this Release to him on [ ]. The Employee agrees that the Company has advised him to consult with an attorney before executing this Release. The Employee agrees that he has had the opportunity to consult with counsel, if he chose to do so, and that the Employee has had a sufficient and reasonable amount of time to read and consider this Release before executing it. The Employee acknowledges that he is responsible for any costs and fees resulting from his attorney reviewing this Release. The Employee agrees that he has carefully read this Release and knows its contents, and that he signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms. The Employee acknowledges that the provision of the Severance Benefits is in exchange for the promises in the Release and is not normally available under Company policy to employees who resign or are terminated by the Company, and that, but for his execution of this Release, he would not be entitled to receive the Severance Benefits. The Employee further acknowledges that the provision of the Severance Benefits does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation. The Company and its affiliates expressly deny any liability or alleged violation and state that the Severance Benefits are being provided solely for the purpose of compromising any and all claims of the Employee without the cost and burden of litigation.

7.ADEA Provisions. The Employee understands that this Release includes a release of claims arising under ADEA. The Employee acknowledges and agrees that he has had at least 21 days after the date of his receipt of this Release (such period, the “Consideration Period”) to review this Release and consider its terms before signing this Release and that the Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release. The Employee further acknowledges and agrees that he understands that he may use as much or all of such 21-day period as he wishes before signing, and warrants that he has done so. The Employee may revoke and cancel this Release in writing at any time within seven days after his execution of this Release (such seven-day period, the “Revocation Period”) by providing notice of revocation to [ ]. This Release shall not become effective and enforceable until after the expiration of the Revocation Period; after such time, if there has been no revocation, this Release shall immediately be fully effective and enforceable.

8.Consequences of Breach or Revocation. The Employee agrees that, notwithstanding anything to the contrary in this Release, in the event that he breaches any of the terms of the Release, or revokes the Release pursuant to Section 7, he shall forfeit the Severance Benefits and reimburse the Company for any portion of the Severance Benefits that have already been paid, and, in the event of such a breach, he shall reimburse the Company for any expenses or damages incurred as a result of such breach.

9.Severability. If any provision of the Release is declared invalid or unenforceable, the remaining portions of the Release shall not be affected thereby and shall be enforced.

10.Governing Law: Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed and executed this Release on the date set forth below as an expression of his intent to be bound by the foregoing terms of this Release.

________________________________________

Date: